STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of BlackStar Enterprise Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

"The total number of shares of stock which the Corporation shall have authority to issue is Seven Hundred Ten million (710,000,000), consisting of Seven Hundred million shares (700,000,000) of Common Stock, $.001 par value per share and Ten million (10,000,000) shares of Preferred Stock $.001 par value with such classes, rights and privileges as may be hereafter designated."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of March, 2020.

By: ______________________
Authorized Officer
Title: Chief Financial Officer, Chairman
Name: Joseph Kurczodyna

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:51 PM 03/12/2020
FILED 04:51 PM 03/12/2020
SR 20202103809 - File Number 4475571